CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATION

OF THE

SERIES D CONVERTIBLE PREFERRED STOCK

(PAR VALUE $0.01 PER SHARE)

OF

NEOMEDIA TECHNOLOGIES, INC.

NeoMedia Technologies, Inc. (the "Company"), a corporation duly organized and existing under and by virtue of the Delaware General Corporation Law ("DGCL") does hereby certify:

FIRST: Pursuant to the terms of Section 141(f) of the DGCL, resolutions were duly adopted by the board of directors of the Company setting forth proposed amendments to the Company's Certificate of Designation of the Series D Convertible Preferred Stock (the "Series D Certificate of Designation"), declaring said amendments to be advisable and calling for a vote of the holders of the Series D Convertible Preferred Stock (the "Series D Stockholders") for consideration thereof at a special meeting of the Series D Stockholders, or in lieu of such meeting, calling for the receipt of approval regarding such amendments via the written consent of the Series D Stockholders. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Section 8 of the Series D Certificate of Designation shall be amended to read, in its entirety, as follows:

SECTION 8

REGISTRATION RIGHTS

8.1 Registration Rights. The Series D Preferred Shares shall have registration rights pursuant to the Registration Rights Agreement, dated January 5, 2010.

AND FURTHER RESOLVED, that Section 9 of the Series D Certificate of Designation shall be added to read, in its entirety, as follows:

SECTION 9

MISCELLANEOUS

9.1 Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

9.2 Severability of Provisions. If any right, preference or limitation of the Series D Preferred Shares set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right,

preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

SECOND: That in lieu of a meeting and vote of stockholders, the Series D Stockholders have given written consent to said amendments in accordance with the provisions of Section 228 of the DGCL.

THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the DGCL.

FORTH: No other provisions of the Series D Certificate of Designation or the certificate of incorporation of the Company are amended or changed by this amendment.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Designation of the Series D Convertible Preferred Stock to be executed by Michael W. Zima, its Chief Financial Officer, this 7th day of January 2010.

NEOMEDIA TECHNOLOGIES, INC.

By: ______________________

Michael W. Zima
Chief Financial Officer